Exhibit 99.1

Vsource® Announces Results for
First Quarter ending April 30, 2004

LA JOLLA, Calif. - June 14, 2004 - Vsource, Inc. (OTCBB: VSCE), an innovative leader in providing customized global business process outsourcing (BPO) services to clients worldwide, today announced its financial results for its first quarter ending April 30, 2004.

Revenue for Q1 2004 totaled $4.82 million, compared to $4.71 million for Q1 2003. The company reported a net profit available to common shareholders of $2.48 million or $1.22 per basic share for Q1 2004. Net profit available to common shareholders during the period included a gain of $7.5 million on disposal of a partial interest in a formerly wholly owned subsidiary, Vsource Asia, and non-cash charges of $3.41 million from deemed non-cash dividends to preferred shareholders. Excluding the deemed dividend, Vsource's net profit was $5.89 million in Q1 2004, or $2.91 per basic share in Q1 2004. The company recorded a deemed dividend of $2.78 million in Q1 2003, when it reported a net loss available to common shareholders of $4.21 million or $2.29 per basic share.

The company's earnings before interest, taxes, depreciation and amortization, adjusted to exclude deemed non-cash dividends to preferred shareholders of $3.41 million ("Adjusted EBITDA") was a profit of $6.53 million for Q1 2004, compared with Adjusted EBITDA loss of $0.8 million, adjusted to exclude non-cash stock compensation charges of $0.06 million and deemed non-cash dividends to preferred shareholders of $2.78 million for Q1 2003. Adjusted EBITDA represents a non-GAAP (Generally Accepted Accounting Principles) financial measure. A table reconciling this measure to the appropriate GAAP measure is included in the notes to the consolidated financial statements included in this release. Net cash at the end of Q1 2004 totaled $6.18 million, compared to $10.51 million as of the same period a year ago, but showing the addition of proceeds of approximately $9.5 million from the disposal of 39% of the equity interest in Vsource Asia to Symphony House Berhad and other investors and the cash used in operations in Q1 2004 as compared to the $1.45 million as of the end of the last fiscal year.

Vsource Chairman and Chief Executive Officer, Phil Kelly commented: "Results for the first quarter of the new financial year 2004 reflect positive momentum arising from new client acquisition, improvements stemming from cost control measures and, of course, the gain attributable to the Symphony transaction."

Mr. Kelly continued: "For the past year, we have focused on the development of four industry concentrations: banking and finance, insurance, technology and transportation, and feel that we have made good progress in each of these sectors over the past two quarters. During Q1 2004 we added four new multinational clients, all of whom became operational. Specifically, we entered into contracts with three major insurance companies, including PCA Life Assurance Co., Ltd. in Taiwan, which is an operation of Prudential Corporation Asia (PCA). We also entered into an agreement with Lexmark, a leading developer, manufacturer and supplier of printing solutions. In addition, we concluded agreements to expand the scope of our services to an existing insurance customer, Allianz Insurance, and with a large global technology company, which was also already a customer. Overall, this activity resulted in a 19% sequential improvement in revenue during the quarter when compared to Q4 2003. Improved top line, combined with lower operating costs resulted in a continuous improvement in operating results. Looking forward, we intend to pursue cost cutting measures in Q2 2004 while growing revenues."

Vsource Vice-Chairman and Chief Financial Officer, Dennis Smith noted: "The Symphony transaction had a material positive impact on the Company's cash position and balance sheet. The gain from the sale of a 39% interest in Vsource Asia offset operating losses during the quarter, such that we recorded a net profit before non-cash deemed dividends to preferred shareholders of $5.89 million, compared with a net loss of $1.43 million in the same period last year."

Vsource, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
		Three months ending April 30,
		2004	2003
Revenues		$4,815	$4,708
Operating Expenses
Cost of revenue		3,626	2,469
Selling, general and administrative		2,822	3,625
Amortization of stock-based compensation expense		-	56
Total expenses		6,448	6,150
Operating loss		(1,633)	(1,442)
Non-cash beneficial conversion feature expense (1)		-	-
Other interest income/ (expense) Gain on disposal of partial interest in a subsidiary Minority interest in loss of a subsidiary		(2) 7,489 35	16 - -
Net profit/(loss)		$5,889	$(1,426)
Non-cash deemed dividend to preferred shareholders (2)		(3,411)	(2,779)
Net profit/(loss) available to common shareholders		$2,478	$(4,205)
Basic net profit/(loss) per share available to common shareholders Diluted net profit/(loss) per share available to common shareholders	$ $	1.22 0.26	$(2.29) -
Weighted average number of common shares outstanding
Basic Diluted		2,026 22,464	1,838 -
Earnings before interest, taxes, depreciation & amortization excluding non-cash stock compensation expense (4)		$6,528	(796)
Adjusted EBITDA margin (5)		135.6%	-16.9%

(1)	Non-cash beneficial conversion feature charges associated with the issuance of convertible debt
(2)	Non-cash deemed dividend for preferred shareholders associated with the exchange of Series 2-A convertible preferred stock and warrants for Series 4-A convertible preferred stock; and amortization of beneficial conversion feature and accretion of redemption value of Series 4-A convertible preferred stock
(3)	Post reverse stock-split and includes common shares outstanding on an "as converted basis" totaling 20.4 million in aggregate associated with preferred stock, warrants and vested employee options outstanding.
(4) Reconciliation of Net loss to Adjusted EBITDA
		Three months ended April 30,
		2004	2003
Net profit/(loss)		$5,889	$(1,426)
Add:
Non-cash beneficial conversion feature expense		-	-
Other interest expense		2	(16)
Depreciation and amortization		516	590
Amortization of stock-based compensation expense		-	56
Taxes		121	-
Adjusted EBITDA		$6,528	$(796)
(5) Adjusted EBITDA margin is Adjusted EBITDA divided by Revenues

Vsource, Inc.
Consolidated Balance Sheets
(in thousands)
	April 30, 2004	January 31, 2004
Assets
Current assets:
Cash	$6,176	$1,452
Restricted cash	619	473
Accounts receivable, net	2,004	1,062
Inventories	176	207
Prepaid expenses	209	475
Other current assets	1,977	2,148
Total current assets	11,161	5,817
Property and equipment, net	4,151	4,418
Restricted cash, non-current	599	599
Total assets	$15,911	$10,834

Liabilities, Preferred stock and Shareholders' equity (deficit)
Current liabilities:
Accounts payable	$1,751	$2,318
Accrued expenses	3,727	5,326
Advance from customers	626	906
Total current liabilities	6,104	8,550
Advance from customer, non-current	-	-
Minority interest	1,614	-
Preferred stock	22,286	18,875
Shareholders' equity (deficit)	(14,093)	(16,591)
Total Liabilities, Preferred stock and Shareholders' equity (deficit)	$15,911	$10,834

Non-GAAP Financial Measures

This release contains non-GAAP financial measures. Pursuant to the requirements of Regulation G, Vsource has provided reconciliation within this release of the non-GAAP financial measures to the most directly comparable GAAP financial measures. Adjusted EBITDA has been presented in this release in order to assist in the analysis of the operating profitability of the company because the company believes this form of measurement eliminates the effects of non-operating expenses and non-cash charges such as beneficial conversion feature expense, stock-based compensation and depreciation and amortization. Management reviews this form of measurement monthly. Vsource has consistently provided this measurement in previous releases and therefore has provided a consistent basis for comparison between quarters, which the company believes is useful to investors and other interested persons.

About Vsource

Vsource, Inc., headquartered in La Jolla, Calif., provides customized global business process outsourcing (BPO) services to clients worldwide. Under Vsource Client Outsourcing Solutions (COS), Vsource delivers superior BPO solutions to Fortune 500 and Global 500 organizations. Vsource COS include: Human Resource Solutions, Warranty Solutions, Sales Solutions, and Vsource Foundation SolutionsTM, which include Customer Relationship Management (CRM), Financial Services, Travel and Expense Claims, and Supply Chain Management (SCM). Under Vsource Human Capital Management (HCM) Solutions, Vsource delivers Fortune 500 reliability to small and medium-sized businesses in the U.S. HCM solutions include: Human Resource Management, Health & Welfare, Administrative Services, and Risk Management. Vsource solutions are currently utilized by some of the world's most admired companies, including: ABN-AMRO, Agilent Technologies, EMC2, FedEx, Network Appliance, Haworth, and Gateway. For more information, log on to: www.vsource.com.

Forward Looking Statements: Some of the statements in this release and other oral and written statements made by us from time to time to the public constitute forward-looking statements. These forward-looking statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, without limitation, statements with respect to anticipated future operating and financial performance, introduction of services and growth opportunities expected or anticipated to be realized by management. Vsource disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Factors that could cause or contribute to such differences include, but are not limited to, heavy reliance on a small number of major clients, a potential requirement to redeem our Series 4-A convertible preferred stock if we fail to meet certain conditions by March 31, 2006, our limited experience in providing human capital management solutions, the new and unproven market for business process outsourcing services internationally, long cycles for sales of our solutions, complexities involved in implementing and integrating our services, fluctuations in revenues and operating results, economic and infrastructure disruptions, dependence on a small number of vendors and service providers, management of acquisitions, litigation and competition. Other factors that may affect these statements are identified in our previous filings with the Securities and Exchange Commission.

Vsource is a registered trademark of Vsource, Inc. Vsource Foundation Solutions is a trademark of Vsource, Inc.

Fortune, Fortune 500 and Global 500 are registered trademarks of Time Inc. Vsource disclaims any proprietary interest in the marks and names of others.

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